FIRST AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 30th day of June, 2010 amends that certain Subadvisory Agreement effective September 29, 2009 (the "Agreement") among Virtus Opportunities Trust (the "Fund"), a Delaware statutory trust on behalf of its series Virtus AlphaSector Allocation Fund and Virtus AlphaSector Rotation Fund (each, a "Series"), Virtus Investment Advisers, Inc., a Massachusetts corporation (the "Adviser") and F-Squared Investments, Inc., a Delaware corporation (the "Subadviser") as follows:

1.	Virtus Premium AlphaSector Fund is hereby added as an
additional Series to the Agreement.

2.	The Subadvisory fee for Virtus Premium AlphaSector Fund is
hereby set forth on Schedule A to the Agreement, Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such addition.

3.	Schedule C to the Agreement is hereby deleted and Schedule
C attached hereto is substituted in its place to reflect the addition of Virtus Premium AlphaSector Fund.

4.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

5.	This Agreement may be executed in any number of
counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

      [signature page follows]




IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS OPPORTUNITIES TRUST


By: 	/s/ George R. Aylward
Name:	George R. Aylward
Title:    President


VIRTUS INVESTMENT ADVISERS, INC.


By:   /s/ Frank G. Waltman
Name:	Frank G. Waltman
Title:   Senior Vice President



ACCEPTED:

F-Squared Investments, Inc.


By:  	/s/ Howard Present
Name:	Howard Present
Title:	Chief Executive Officer



SCHEDULES:	A.	Fee Schedule
           B.	Subadviser Functions
           C.	Designated Series


SCHEDULE A

      (a)	For services provided to the Series, the Adviser will
pay to the Subadviser, a fee, payable in arrears at the annual rate. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and its Series shall be valued as set forth in the then current registration statement of the Fund.

      (b)	The fee to be paid to the Subadviser for Virtus
AlphaSector Allocation Fund and Virtus AlphaSector Rotation Fund is to be:

Series                                  Investment Subadvisory Fee


                            1st $1 Billion        Over $1 Billion
Virtus AlphaSector
Allocation Fund                0.20%               0.175%
Virtus AlphaSector Rotation
Fund                           0.20%               0.175%

      (c)	The fee to be paid to the Subadviser for Virtus
Premium AlphaSector Fund is to be 50% of the net advisory fee. For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.




SCHEDULE C

Virtus AlphaSector Allocation Fund
Virtus AlphaSector Rotation Fund
Virtus Premium AlphaSector Fund